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                                                                    EXHIBIT 99.2

                               ASYST TECHNOLOGIES
                     FIRST QUARTER FY 2004 FINANCIAL RESULTS

                           MODERATOR: STEPHEN SCHWARTZ
                                  JULY 29, 2003
                                   4:30 PM CT

Operator:             Good afternoon, ladies and gentlemen, and welcome to the
                      Asyst Technologies First Quarter 2004 Financial Results conference call.

                      At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Tuesday, July 29th, 2003.

                      I would now like to turn the conference over to John Swenson, Vice President of Investor Relations and Corporate Communications. Please go ahead, sir.

John Swenson:         Thank you very much, operator, and good afternoon,
                      everyone. Welcome to the Fiscal 2004 First Quarter conference call for Asyst Technologies.

                      A press release detailing our results for the quarter was distributed via Business Wire at approximately 1:15 PM Pacific Time today, July 29th,

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                      2003. The release has been posted to our Website which is
                      at www.asyst.com. To access the release interested parties should click on the Investor Relations link followed by the Press Release link and look for the release entitled, Asyst Technologies Reports Fiscal First Quarter Results.

                      The release includes condensed consolidated financial statements, as well as a reconciliation between GAAP results and pro forma results. The Company will from time to time present pro forma information to exclude non-recurring items, such as gains and losses from the sales or valuation impairment of assets, restructuring charges, amortization of acquired intangibles, acquisition related stock compensation expense, and other items. We believe this pro forma presentation provides useful, supplemental information for the analysis of the ongoing business.

                      I also need to remind you that during today's call we will make forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC on Forms 10-K and 10-Q.

                      Now to our conference call. With us today are Steve Schwartz, Chairman and CEO, and Geoff Ribar, Chief Financial Officer. Geoff will start us off with a

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                      financial review and then Steve will provide a strategic
                      and operational overview. Then we will be happy to take your questions.

                      Now I'll turn the call over to Geoff Ribar. Geoff?

Geoff Ribar:          Thank you, John.

                      Results for the quarter were consistent with our guidance with three financial highlight areas for today's call. First, we met our objectives for sales in what we trust is our low point for the cycle. Second, we outperformed on gross margins at Asyst-Shinko. We also exceeded our expectations on gross margin in the base business prior to booking non-recurring transition and inventory costs related to Solectron. Third, in the base business we achieved our targeted operating expense savings of $3 million, a 12% reduction in the base business, and kept our cash burn under our $20 million target.

                      Now to the specific results. Net sales for the quarter were $45.3 million, which is down 24% from $59.7 million in the March quarter. As required under GAAP for percentage of completion accounting, which is what we use at Asyst-Shinko, we had unbilled receivables of approximately $25.6 million and $17.4 million at June 30, 2003 and March 31st, 2003, respectively.

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                      By customer type, billings for the quarter were 35% OEM
                      and 65% fab. This is the same breakdown as last quarter. Billings by region broke down as follows: North America 23%, Japan 34%, Asia Pacific 31%, and Europe 12%. Notable is the increase in Japan, which was the only region to increase on an absolute basis.

                      As a percentage of total billings, 300mm products represented 37% of billings for the quarter, compared with 39% in fiscal Q4. Flat panel represented 7% of billings, up from 5% in the prior quarter. The remainder, or 56% - of billings was 200mm.

                      Only one customer represented 10% or more of sales for the quarter, and the top ten customers accounted for 49% of total sales during the period.

                      Now to bookings. Net bookings for the quarter were $44.5 million for a book-to-bill of approximately 0.98 to 1. This compares with $42 million in the prior quarter. ASI accounted for approximately $23 million of the net bookings. Significantly gross bookings were at $61 million for the quarter, offset by roughly $16 million of backlog cleanup, which was predominantly at Asyst-Shinko.

                      It is important to note that our recently announced UMCI booking was received after the close of the quarter, and we only booked the first phase of that

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                      fab, which was approximately $7 million. We have the LOI
                      for the full fab, which is valued in excess of $40 million.

                      Our consolidated net backlog stood at approximately $81 million at the end of the quarter. The breakdown of net bookings was 37% OEM, compared with 39% in Q4.

                      Net bookings breakdown by region was as follows: North America 20%, Japan 72%, Taiwan and the other Asia Pacific 5%, Europe 3%. Japan bookings grew dramatically, primarily driven by two large AMHS expansions of existing Japanese customers. Taiwan and the other Asia Pac bookings also grew nicely on a gross basis after three quarters of consecutive declines.

                      Booking breakdown by product type was 70% 300mm, compared with 60% in Q4. Flat panel comprised 11% of bookings, versus 3% last quarter. The remainder, or 19%, was 200mm.

                      Gross margin for the quarter was 10%, compared with 19% in the prior quarter. The margin was impacted by $4.8 million of charges related to our transition to outsourced manufacturing, including $1.6 million to repurchase and reserve inventory at Solectron. If we exclude the impact of these charges, gross margins would have been at approximately 20%, compared with the pro forma 26% in the prior

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                      sequential quarter. Our out performance relative to
                      guidance on a pro forma basis was driven by stronger than expected margin at Asyst-Shinko and in the base business.

                      Turning to operating expenses, R&D was $9.6 million, compared with $8.5 million in the prior quarter. We left R&D largely intact in our restructuring of the base business and had expected R&D overall to be essentially flat with the prior quarter. R&D at Asyst-Shinko was about $1.2 million higher than planned, as we pushed forward on engineering and materials related to future business opportunities, particularly in Gen-6 Flat Panel Display Transport. We are expecting R&D at ASI to normalize and expect overall R&D to be down more than $1 million in the September quarter.

                      SG&A expense at $17.6 million compares with $19.8 million in the prior quarter. We achieved the $3 million of SG&A savings that we had targeted in the base business, but we saw higher spending at ASI primarily driven by higher commissions. We are also expecting this to normalize, and with our restructuring kicking in, we expect SG&A to be down by more than $2 million in the September quarter.

                      Total operating expenses, excluding amortization of intangibles, restructuring and impairment charges came in at $27.2 million, versus $28.4 million in the prior quarter, a reduction of 4%. This is on

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                      top of a 10% reduction in the March quarter. We continue
                      to be on track towards our goal of reducing consolidating operating expense by 30% by the December quarter.

                      Now I'll provide some detail on the restructuring and asset impairment charges. Restructuring charges of $4.4 million was approximately 360K above the high end of our guidance. This was primarily attributable to higher severance costs in Japan and Europe. We may have up to an additional $3 million to $5 million of restructuring costs over the next couple quarters as we fully outsource manufacturing of our Japanese robotic products and complete restructuring of our Japanese workforce and facilities.

                      You will also notice an asset impairment of $6.9 million, which relates to our land held for sale. The good new is that we have the land under contract with a hard money deposit and expected net cash proceeds of about $12 million from the sale. The bad news, of course, is we were forced to write-down this land to its expected net realizable value.

                      We trust that this is one of the last material cleanup issues we will have to face as a new management team. Assuming the sale is completed, we will be ecstatic to be out of the real estate business. Commercial real estate continues to be

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                      extremely depressed and we see much better value with the
                      cash on our balance sheet.

                      The other expense was $900,000 compared with $1.7 million in the prior quarter. The reduction is primarily attributable to the inflow of royalties.

                      GAAP net loss for the quarter of $37.4 million includes the manufacturing transition, and restructuring and asset impairment charges I've mentioned. Pro forma net loss, which excludes these items as well as amortization of intangibles, was $17.8 million, which compares with $12.4 million in the prior quarter.

                      Diluted share count for the quarter was 38.5 million shares. Therefore, we are reporting a pro forma net loss per diluted share of $0.46.

                      Now turning to the Balance Sheet. Our cash and short-term investment at quarter end totaled $76.3 million, down $23 million from the prior quarter. This reflects $19.2 million of cash consumption in the base business and $3.8 million of cash consumption at Asyst-Shinko. In ASI we used cash in the quarter to acquire Shinko Electric's North America AMHS service and support entity and to support changes in working capital, offset by positive EBITDA of $600,000. Approximately $18.8 million of the cash is for the exclusive use of ASI.

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                      Accounts receivable totaled $70 million at the end of the
                      quarter, down from $74.9 million at the end of Q4. Inventory at the end of the quarter was $18.3 million, down from $22.2 million at the end of the prior quarter.

                      Now to outlook. We expect to report an increase in consolidated net sales of approximately 10% for the second fiscal quarter ended September 30th, 2003.

                      Gross margin is expected to be in the range of 20% to 25%, which reflects some initial traction from the outsourcing program. This will be the start of steady margin improvement as the result of outsourcing in the coming quarters.

                      Operating expenses, including amortization of intangibles of approximately $5 million but excluding any restructuring charges, are expected to be in the range of $28 million, which is more than $3 million below the June quarter levels and $5 million below the fiscal Q4 levels.

                      We anticipate being cash flow positive in the second quarter, including any cash impact from ASI and expected cash proceeds from the land sale.

                      We expect the other net expense to be approximately $1 million.

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                      Tax benefit is expected to be approximately $1.2 million,
                      including a tax benefit from amortization at Asyst-Shinko. Tax expense of about $400,000 will be based on a 42% statutory tax rate on ASI's pretax income.

                      The minority interest is expected to be approximately 700,000, which would be a positive impact to the consolidated income statement.

                      With that, I'll turn the call over to Steve.

Stephen Schwartz:     Thank you, Geoff.

                      There are a number of important topics I'd like to cover today. The first is our continuing progress operationally, which is positioning us for superior operating leverage in the upturn. The second is market leadership, which is critical to customer attraction and to satisfactory margin performance. The third is future growth opportunities. And the fourth is to report on customer wins, which are one of the proof points to our market leadership claims.

                      The first topic, operational excellence, is critical to both our ability to deliver customer satisfaction and to our ability to sustain breakeven or better performance in any downturn. Our strategy has been built around outsourcing manufacturing. We've completed the physical transition of 98% of our U.S. manufactured product revenue.

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                      Our Japan robotics manufacturing is being transitioned
                      now, and we expect completion by the December quarter.

                      We've architected a vertically integrated supply chain around our Shinei Solectron manufacturing hub in Singapore. We still have raw materials from our old supply chain that will impact the September quarter, but the cost advantages of our strategy already are taking hold.

                      Our pro forma margin in the past quarter was four points better than it would have been under our old model, and we expect steady margin improvements in the coming quarters. Our goal is to secure consolidated margins in the low 40% range in the up cycle with leverage coming from both our base business and ASI.

                      We frequently field questions about AMHS margins, and we firmly believe that margins in the 30% range are achievable in that business within the next 12 to 18 months, primarily by continuing to work on the cost side of the equation. We will report to you each quarter on our progress.

                      As important as margins is our customer satisfaction. Since moving to Solectron, our quality and on-time delivery performance are better

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                      than ever, and our lead times on all products have
                      shortened.

                      We also have dramatically reduced our operating expense structure, including the dramatic restructuring executed just 90 days ago with additional reductions in our overseas organization still ongoing. Our headcount today in the base business is less than one-third of our headcount at the peak. Including Asyst-Shinko, at our current depressed run rate of sales, we are averaging revenue per employee of approximately $225,000. We believe that we can expand that measure by 60% to 70%, which would put us in a league with the most efficient companies in our industry.

                      Shifting to market leadership, it is important to be clear both in how we define the market and in how we define leadership. The two largest segments of our served market are atmospheric tool hardware and AMHS. The portions of these markets serving wafer manufacturing totaled just under $600 million in 2002 and are expected to roughly double over the next two years.

                      We are the clear leader in atmospheric tool hardware as reported by Dataquest. We had 57% market share in 2002, up from 50% in 2001. We believe our improvement was driven by our steady progress in the 300mm portion of the market, where we continued to win not only new product migrations of existing

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                      customers, but competitive displacements of incumbent
                      suppliers or captive solutions. We had 11 such market share wins amid our total 13 design wins in the June quarter alone.

                      Dataquest doesn't break out the 200mm portion of the SMIF market, but in a very recent analysis we prepared on behalf of a prospective new customer, we verified our continued dominance of that market with an 84% share. Two hundred millimeter continues to comprise more than one-third of the tool market, and we believe that 200mm will be the quickest to turn on when the upturn comes.

                      Moving to AMHS, the same Dataquest report showed us with 29% share of the total silicon AMHS market, up from 18% in 2001. Our current share number puts us in a virtual tie with Daifuku for the number one market share. Again the share gains were driven by 300mm where we currently are installed in 8 of the 14 production 300mm fabs. This position is particularly compelling when you consider that one 300mm AMHS win drives revenue of $40 million to $60 million.

                      We have a solution that is differentiated with regard to reliability, performance, and functionality. Our FasTrack solution provides next generation conveyor transport that has significantly greater capacity and flexibility than any existing or announced transport solution.

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                      We have our FastLoad that allows the loading of tools,
                      tool to tool delivery, and microstocking and WIP management of the bay completely decoupled from the transport system. And we have zero-footprint stocking that reduces the need for stockers and speeds material delivery.

                      But even with all these advantages, we worked hard for three years to penetrate the 300mm market, because success in a production environment is not driven by technology alone. Demonstrated reliability in multiple real fab environments moving and managing millions of production wafers is essential, as is a supplier's reputation for engineering, support, and devotion to the customer.

                      Asyst-Shinko gave us that, and within just nine months of forming the JV, we have our first 300mm win for FasTrack. This win at UMCI demonstrates not only the commercial viability of FasTrack, but also our ability to go to market with a unified solution and customer strategy. We think we have just begun to tap the potential of our AMHS franchise.

                      We participate in two other important segments of fab automation. One is Auto-ID, which is the electronics and software capability that enables the tracking and management of material in the fab. We now have market share in excess of 55% in Auto-ID

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                      and a product that is acknowledged as the industry
                      standard.

                      The other is sorters, where we were once the market leader, but have dropped to number three. Our Spartan platform generated intense interest at SEMICON in a sorter application, and we expect to begin shipping Spartan Sorters to fabs before year end. We believe that the Spartan will enable us to recapture leadership position in the sorter market.

                      I mentioned that I wanted to talk about growth opportunities. Growth through market share gains is a clear opportunity for us, and we have ample third party validation of our progress on that front. The other way we intend to grow is through new products and entering new markets. For example, in Auto-ID we are showing new products that add $1 million to $3 million of high margin revenue opportunity per fab.

                      We also are building a revitalized service business around our nearly 20 years of installing, servicing, and optimizing automation equipment in the fab. That experience, plus our leadership AMHS position, uniquely qualifies us to address and bring value to the interoperability issues that rob fabs of productivity. We are currently showing to customers service products that can increase our SAM from the current $2 million to $3 million per fab to more than $11 million per fab.

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                      We have assigned a senior executive to this business unit
                      with the task of building both revenue and margin and our traction so far has been substantial. In Q1 we increased service revenue by 30% over the prior sequential quarter and saw it represent a healthy 15% of sales for the period.

                      Automated materials handling for the flat panel display market also is an abundant growth opportunity for Asyst. We have a very solid relationship with last year's largest flat panel display Cap-Ex spender and now have small penetrations with two additional top five FPD manufacturers. The flat panel AMHS market is at least as large as the market for 300mm silicon AMHS. It is currently less cyclical, and we believe that the long-term margins can be just as attractive as in the silicon business.

                      Finally, I want to share color and data on our recent customer wins.

                      In AMHS we announced that we won the full fab AMHS at UMCI in Singapore. Although we learned that we were the winner at UMCI several months ago, we waited until we had a configuration, a delivery date, and a purchase order before announcing it. This was the first 300mm fab win for our FasTrack, which from raw speed to zero-footprint stocking is

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                      by far the most advanced material handling system for high throughput applications.

                      Three unannounced AMHS wins include the two large Japan expansions that Geoff mentioned, as well as expansion of a large Taiwanese foundry's current 300mm fab.

                      In the OEM business, I mentioned that we had 13 design wins, 11 of which were new penetrations. This included six wins for our connectivity software, one system win for the Plus Portal, a win for the IsoPort front load to displace our leading competitor, and three robotics wins. We also had a system win and an IsoPort win that were customer migrations from previous generation Asyst products.

                      We are aware of only one OEM design loss in the quarter, which was a small OEM moving to two Japanese robotics suppliers.

                      A big focus of our IsoPort program has been to qualify the front load at all 300mm customers, which helps create pull with the OEMs. We were qualified at an additional six customers for a total to date of 12, and now we're qualified with the largest, multi-fab, 300mm chip makers, as well as with the three manufacturers that are building the next fabs in Japan, Singapore, and Taiwan.

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                      Lastly, in Auto-ID we announced that we have been named
                      tool of record for a new 300mm fab in Japan and preferred tool of record for a new fab in Singapore.

                      Before I wrap up, I want to address the general market outlook, which seems to be about the same or slightly better for us relative to the industry. We certainly expect sales to move up in the September quarter, and we are getting positive signals from customers about their projects.

                      We are particularly bullish on 300mm where a number of projects are coming close to decisions and orders. We are tracking 13 new fab projects. We already have been selected as AMHS supplier for one of these fabs, UMCI, and for an existing Taiwanese customer that will likely kick off its second 300mm fab sometime next year.

                      For two other customers, we believe we are the likely supplier of choice based on the level of customer satisfaction in their earlier fabs. In addition, we are tracking 11 300mm expansions and are incumbent AMHS supplier at six of these.

                      It is significant that most of these projects are in Japan and Asia, where our traditional Asyst business is also very strong.

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                      In conclusion, I want to emphasize that we are focused on
                      the things that we believe will deliver long-term value. We are well positioned in our product portfolio and in the right geographies to continue to lead our served markets. That market leadership is critical because customers prefer to work with winners and are willing to pay a premium for it.

                      We have an operating plan and a management team that have been in place for some time now, executing on a significant retooling of the business. This is essential to our success because operational excellence drives both customer satisfaction and positive margins and cash flow.

                      And finally, we are a growth engine. We recognize that growth is critical because that will fuel our continued innovation and drive the leverage we have built into the business model. We have all the foundational elements in place, and now we are eager to see some market growth to test what we've created here.

                      That concludes our formal comments and now we'll be happy to take your questions. Operator?

Operator:             Thank you. Ladies and gentlemen, at this time we will
                      begin the question and answer session. If you have a question, please press the star followed by the one on your push-button phone. If you would

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                      like to decline from the polling process, press the star
                      followed by the two. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

                      Our first question comes from Jay Deahna with JP Morgan. Please go ahead.

Jay Deahna:           Hi, can you hear me?

Stephen Schwartz:     Yes.

Jay Deahna:           Okay. Yeah, the first question is is the relationship with
                      Shinko leading to better relationships with Japanese accounts in terms of broadening out your existing product line to those accounts?

                      And secondly, how many 200mm SMIF conversion fabs do you expect over the next couple of quarters?

                      And then lastly, how many large scale AMHS projects do you think will book in the next two quarters?

Stephen Schwartz:     Hi, Jay, this is Steve. Let me take a crack at this. I
                      think the Asyst-Shinko relationship helps dramatically. We had pretty good position in Japan already. Asyst Shinko is very strong. We're getting some chances at customers now as a combined entity to propose different kinds of solutions to

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                      them, including the service solutions, so it's going to
                      allow us a lot of traction, particularly in Japan, because our relationships are very strong.

                      In 200mm conversion, we're actively helping about three or four of them right now in terms of defining the product configurations so that ultimately when they pull the trigger that we have a pretty good chance. We think there are a couple of dozen opportunities, but we're active with about three or four right now.

                      And finally, in terms of large AMHS projects, we think that there is a possibility for say five that could happen in the next two quarters, at least for the business to be announced.

Jay Deahna:           Okay, and would you say that those would generally be in
                      the $25 million to $40 million range, part A; and part B -
                      Do you get the sense that, you know, kind of in the June timeframe into the first half of July that, you know, a series of 300mm fabs and expansions kind of got moved from the back burner to the front burner and are beginning to brew?

Stephen Schwartz:     I'll answer those backwards. I think there's a lot of
                      momentum now, at least positive activity that makes it seem like the 300mm projects are becoming more active, so yeah, we'd agree that's about the timing.

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                      In terms of the fab size, we still think that typically
                      that ultimate AMHS opportunities are in the $40 million to $60 million range. How much would be put out in orders in the first phase, it's probably in the order of half of that, would be my guess, but the total project is probably in the $40 million to $60 million range.

Jay Deahna:           Last, a follow-up, on the $40 million to $60 million, what is the wafer start per month range that associates with that? Is that 20,000 to 30,000?

Stephen Schwartz:     It's typically 20 to 30.

Jay Deahna:           Twenty to thirty. Thanks very much, Steve.

Stephen Schwartz:     Yeah, Jay.

Operator:             Our next question comes from Brett Hodess with Merrill
                      Lynch. Please go ahead.

Brett Hodess:         Two questions. First, when you look at the timing of the
                      orders that you were just talking about over the next couple of quarters, what would be the lag after you got the order before you would see revenues from those, Steve?
                      As far as the big AMHS orders.

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Stephen Schwartz:      Right now the average is probably about six months, so
                       for the three that we alluded to in the call here, just about six months of lag.

Brett Hodess:         So an order pickup in the second half for the AMHS would
                      start to hit us in - depending on when they hit, of course
                      - 1Q and 2Q next year.

                      And on the OEM side, that business hasn't picked up a whole lot yet. Can you give us a little more color on what you see the OEMs starting to do?

Stephen Schwartz:     Brett, we'll be shipping product into those fabs kind of
                      at the end of this calendar year and in the first quarter for the orders we just took for the AMHS project, so that's about the timing.

Brett Hodess:         Okay.

Stephen Schwartz:     And you're right, the OEM hard orders really haven't
                      started. They're going to have to ultimately populate at least these factories, but we don't have - we don't recognize - hard orders that correspond to some of the AMHS activity yet.

Brett Hodess:         Okay, thank you.

Operator:             Our next question comes from Bill Ong with American
                      Technology Research. Please go ahead.

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                                                                         Page 24

Andrew Huang:         Hi, this is Andrew Huang on behalf of Bill. I just had a
                      quick question on the gross margin targets. The 40% gross margin target that you cited during the up cycle, does that assume that Asyst-Shinko has outsourced its production, and I have a follow-up to that.

Stephen Schwartz:     Yeah, that's an all in number for the Asyst-based
                      business, historical business, plus Asyst-Shinko, and by various means we intend to improve the gross margins. Some of that will be outsourcing and some of the production we'll maintain with the current supply base, so we're going through those exercises right now about what will stay and what will be outsourced.

Andrew Huang:         Okay, and then the follow-up is - you know, this might be
                      looking a little far out but - going to the next down cycle, what would you expect your gross margins to be with the outsourcing relationship.

Geoff Ribar:          Yeah, our model is at the low end of the next cycle that
                      the number - the margin - would at least have a three in front of it, probably the mid-30s is our goal and our objective. Then with the outsourcing we have tremendous value from that strategically during the downturn.

John Swenson:          Andrew, included in our assumptions is that in the
                       downturn a healthy service business will be a bigger part in our revenue as well.

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                                                                         Page 25

Andrew Huang:         Thank you.

Operator:             Our next question comes from Theodore O'Neill with AG
                      Edwards. Please go ahead.

Theodore O'Neill:     Thank you very much. Looking over the, you know, last
                      couple of quarters and then the forecast that we're putting together here, and comparing that to say Brooks
                      Automation, there doesn't seem to be a wits worth of difference in the amount of losses, and yet your strategy has been to try to, you know, limit that by doing outsourcing, whereas, Brooks has done none of that or very little of that. Can you talk about where you expect - where investors - would expect to see that benefit coming in, because right now it doesn't appear to be there.

Stephen Schwartz:     Theodore, we'll show some benefit from the outsourcing in
                      the current quarter, and we will show quarter-on-quarter steady improvement in the gross margins as a result, beginning this current quarter.

Theodore O'Neill:     But just from the metrics of gross profit margins and EPS
                      losses, there doesn't seem to be any difference.

Geoff Ribar:          I think that's because, you know, we're still not complete with 100% of the transition here. We're still using our old supply chain to an extent or the inventory acquired through our old supply chain for

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                                                                         Page 26

                      production still. Once we pick up fully on Solectron's supply chain, you'll see material differences in material costs going forward. That's going to take probably to the December quarter, as I think we've said before.

Theodore O'Neill:     So Geoff, you're saying there ought to be more leverage in this going forward then?

Geoff Ribar:          There will be much more leverage in this going forward
                      than we've achieved so far, and that's mostly because the supply chain is continued - for conservatism - we continued the old supply chain until we got the new supply chain up and going.

Theodore O'Neill:     Okay, thank you very much.

Operator:             Our next question comes from Jay Mellen with RBC Capital
                      Markets. Please go ahead.

Jay Mellen:           Thanks. Geoff, I wondered if you could run through ASI and what percent of revenue that contributed in margin profile, and a follow-up.

Geoff Ribar:          Yeah, Jay, ASI was just about 50% of the revenue during
                      the quarter. It was just a little bit over 50%.

Jay Mellen:           Okay, and what margin did they achieve, gross margin?

Geoff Ribar:          We haven't specifically disclosed that traditionally,
                      but the margin was a little bit higher than the traditional Asyst margin.

Jay Mellen:           Okay, and could you go through cash flow from ops,
                      depreciation, amortization, and cap-ex?

Geoff Ribar:          Sure. Yeah, we basically spent about $1.5 million on
                      capital spending. We spent about $4.4 million on restructuring charges. The rest of the numbers was from operations, the losses from operations.

John Swenson:         Amortization, Jay, was 4.8.

Geoff Ribar:          And depreciation was $2.4 million.

Jay Mellen:           Okay, great. Thanks.

Operator:             Our next question comes from Stuart Muter with Adams,
                      Harkness, and Hill. Please go ahead.

Stuart Muter:         Good afternoon. A couple of questions on AMHS. Steve, you
                      talked about $40 million to $60 million opportunity per fab. How much of that is service?

Stephen Schwartz:     That doesn't include any service.

Stuart Muter:         Excellent, great. And on the flat panel opportunity, do
                      you have any statistics on the number of fabs out there, and also are the margins on the flat panel AMHS systems similar to silicon?

Stephen Schwartz:     I don't have the detail on the number of fabs that exist.
                      There are somewhere in the range of 55 to 60 discreet upgrades or projects, if you will, during the next eight quarter period, so there are a pretty significant number of projects. I don't have the exact number of factories, but there are a lot of opportunities.

                      From a gross margin standpoint, we anticipate the flat panel will be about the same as it is for the silicon AMHS, and Asyst-Shinko has been able to demonstrate that so far.

Stuart Muter:         And Steve, on the 55 to 60, how many are you guys really
                      targeting?

Stephen Schwartz:     We're focused on three of the big spenders. That's where
                      - we want to get the highest leverage out of any activity and any development we put into these, because there's a lot of customization that goes in, so we need to focus on big next projects, so three of the top five forecasted spenders for '03 and '04 are the targets.

Stuart Muter:         Excellent. Thank you.

Operator:             Our next question comes from C.J. Muse with Lehman
                      Brothers. Please go ahead.

C.J. Muse:            Hey, guys. I've got a couple questions. I was hoping
                      you'd give a brief update on what you're hearing from your OEM customers.

Stephen Schwartz:     I think, C.J., like us, they're waiting for hard orders,
                      so I think everybody is beginning to understand that there is some activity that's going to begin to pick up. We're waiting for hard orders from them. I think they're waiting for hard orders from their customers.

C.J. Muse:            All right, and then I guess to follow up on the flat panel side of things. Is your AMHS tool set able to work with 6th-generation glass?

Stephen Schwartz:     Indeed, investments that we talked about that we just made in Asyst-Shinko related to Gen-6 product development.

C.J. Muse:            Okay, and I guess the final question, with your
                      shareholders equity falling pretty dramatically this quarter, are we bumping up against your bank loan financial covenant?

Geoff Ribar:          We are not - C.J., this is Geoff - no we are not. We are
                      safe in all covenants.

C.J. Muse:            All right, great. Thank you.

Operator:             Our next question comes from Steve O'Rourke with U.S.
                      Bancorp Piper Jaffray. Please go ahead.

Steve O'Rourke:       Good afternoon. Just a couple questions on bookings. You
                      had mentioned, I think, $16 million in backlog cleanup in ASI. Could you, one, elaborate on that? And two, on the UMCI business, if I remember correctly, you mentioned that $7 million was booked in this quarter out of a total $40 million plus. When should we expect the rest to book? In the September quarter?

Geoff Ribar:          I'll answer those kind of in reverse order. The additional
                      UMCI bookings will come when we anticipate shipment within a year, so the other $40 million - the other 33, you know, $43 million - that we expect there won't come for a period of time. They're just building out the first phase.

Steve O'Rourke:       Okay, so we should see it staggered over a couple or three quarters.

Geoff Ribar:          Yes, that's correct.

Steve O'Rourke:       Okay, and the $16 million backlog cleanup?

Geoff Ribar:          Yeah, that was just some general cleanup of ASI backlog.
                      There's no material items there.

Steve O'Rourke:       Fair enough. And one other question - just on the product
                      side. Spartan - how has acceptance been at some of the larger OEMs, and could we expect some design wins, for example, in the near term.

Stephen Schwartz:     Steve, right now we're building seven beta units, and most of these - five of these - we'll ship to OEMs this year.

Steve O'Rourke:       Fair enough. Thank you.

Geoff Ribar:          Steve, and just one clarification, the $7 million for UMCI we did not book in the quarter just reported. We'll be booking that in this quarter.

Steve O'Rourke:       Okay, thank you.

Operator:             Our next question comes from Darice Liu with CE Unterberg
                      Towbin. Please go ahead.

Darice Liu:           Good afternoon. You mentioned the Gen-6 AMHS project for
                      flat panel displays. Is that an R&D project or is that a design win?

Stephen Schwartz:     At this moment, it's an R&D project, but we hope money
                      well invested.

Darice Liu:           Okay, and can you quantify how much of a margin impact is
                      attributed to the pre-Solectron raw materials in the inventory channel?

Geoff Ribar:          Yeah, it's probably four or five margin points or
                      something like that that - we expect we fully can get rid of that.

Darice Liu:           You said it would also impact in the September quarter.
                      How much is it impacting it by?

Geoff Ribar:          By about that same percentage.

Darice Liu:           Same percentage? And will that be it after September?

Geoff Ribar:          No, we'll continue to make margin progress as we go
                      forward. You know, initially we're outsourcing a lot of the supply chain to vendors locally in Singapore, but we'll expand and use the other sources in the other countries, and continue to drive the cost down. There's a continuing drive down of product costs as part of our contract with Solectron.

Darice Liu:           Okay, and can you remind us what your target breakeven
                      level is?

Geoff Ribar:          $65 million.

Darice Liu:           And did you guys give a timing number to that?

Geoff Ribar:          We did not.

Darice Liu:           Okay, thank you.

Operator:             Our next question comes from Vijay Rakesh with Berean
                      Capital. Please go ahead.

V.J. Rakesh:          All right, good afternoon. I was wondering if you could
                      add a little bit more color to what you said about the pullback in Asia, and especially when the foundries reporting increased utilization (INAUDIBLE). And a second part to that, of the 11 AMHS projects that you're tracking, how many of those are flat panel and how many are pure plate silicon (INAUDIBLE). Thanks.

Geoff Ribar:          Let me address the 11 expansion. Those are all silicon,
                      300mm silicon project.

Vijay. Rakesh:        Okay, great.

John Swenson:         Could you repeat the first half of your question, V.J.?

V.J. Rakesh:          I think you mentioned a pullback in Asia on your earnings
                      release. I was wondering if you could add a little bit more color to that as to what is causing that pullback?
                      Why are the foundries or the IDMs more cautious on spending?

John Swenson:         V.J., it's just been this steady three-quarter decline
                      out of Taiwan and the rest of A-Pac, particularly in the foundry business, you know, kind of 30% quarter-on-quarter declines here since last fall. That's all we're talking about.

V.J. Rakesh:          Okay.

John Swenson:         Pretty well documented.

Geoff Ribar:          Yeah.

John Swenson:         But it's bottomed clearly, and as last quarter we said,
                      it's bouncing back.

V.J. Rakesh:          Okay. Great, thanks.

Operator:             Our next question comes from Glenn Primack with Broadview
                      Advisors. Please go ahead.

Glenn Primack:        Good afternoon. Within the guidance and all, how do you
                      forecast like potential royalties from Entegris? Are you seeing any of that flow through yet?

Geoff Ribar:          Yes, we have royalties, although we haven't specifically
                      disclosed from who, but we have those royalties and those royalty bases will continue on a going forward basis.

Glenn Primack:        So how much is that...

Geoff Ribar:          About half a million dollars a quarter.

Glenn Primack:        Okay.

John Swenson:         Is that it, Glenn?

Glenn Primack:        Yeah, that's it. Thanks.

Stephen Schwartz:     Thanks.

Operator:             Our next question comes from Manoj Nadkarni with
                      ChipInvestor.com. Please go ahead.

Manoj Nadkarni:       Good afternoon. Can you please give us some color about
                      new business from end products perspective among different segments of chip making microprocessors, DRAM, Flash, foundries? Where are you seeing the most strength and what is yet to pick up?

Stephen Schwartz:     Manoj, if you could one more time, please.

Manoj Nadkarni:       Yeah, could you give us some idea about the customer base
                      from end products perspective, microprocessors, DRAM, with the Flash? I know you are strong with the foundries, but the new business you are seeing, either the orders booked or the opportunities that you see, do you see across all different areas or do you see some of these segments stronger? Can you just shed some more light?

Stephen Schwartz:     Thanks, Manoj. It's pretty broad based expansion. It's
                      DRAM, it's microprocessor, and logic capabilities, so it's pretty broad based in terms of what the next opportunities are.

Manoj Nadkarni:       Okay, so DRAM guys who did not use much of AMHS before or
                      automation before are finally going to automation with the 300mm.

Stephen Schwartz:     Indeed.

Manoj Nadkarni:       Okay. Thank you.

Operator:             Our next question comes from Phillip Lee with JP Morgan.
                      Please go ahead.

Phillip Lee:          Hi. Two questions. One is with respect to the $4.8 million charge, the cost of goods sold, could you elaborate on the other $3.2 million of the outsourcing transition charges that were not related to the $1.6 million inventory reserve? And then the second question is what is the quarter ending headcount?

Geoff Ribar:          Okay, Phillip, the other $3.2 million was largely
                      transition services to fully transition the products for manufacturing here to Singapore, so those were charges specifically related to that activity. The ending headcount was approximately 550 people at end of quarter.

John Swenson:         In the base business.

Geoff Ribar:          In the base business.

Phillip Lee:          Okay, and then, I'm sorry what kind of transition
                      services?

Geoff Ribar:          You know, transportation, some specific transportation of
                      inventory, some services where they provided needs to help us to work on our bill of materials and get the bill of materials documented, and other activities along those lines.

Phillip Lee:          Okay, thanks.

Operator:             Ladies and gentlemen, if there are any additional
                      questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

                      Our next question comes from Steve O'Rourke with U.S. Bancorp Piper Jaffray. Please go ahead.

Steve O'Rourke:       Hi. Just a quick follow-up. You mentioned service as sort
                      of a growth segment. What kind of gross margins do you think you can drive from service, and where are you now with respect to that?

Stephen Schwartz:     Steve, we'd like to get the service gross margins up into
                      the 30-something percent gross margin, and again most of that drops down to the bottom. Today we've got pretty healthy gross margin in spares and less so in services because we put all the service resources into gross margin. So we're not exactly prepared to report where we are, but we'll have some pretty significant improvements as we get the service business structured.

Steve O'Rourke:       And is there a time, like a target you have as far as
                      getting up to that 30%-plus level? Is that something you can give now, or is that still too far out?

Stephen Schwartz:     We ought to be more than 25% probably within three or four quarters.

Steve O'Rourke:       Okay. Thank you.

Operator:             Our next question comes from Bill Ong with American
                      Technology Research. Please go ahead.

Bill Ong:             Thanks. It's Andrew Huang again. Just as a reminder, did
                      you say that services accounted for what percent of revenue for the quarter?

Stephen Schwartz:     It was about 15% of revenue in the first quarter.

Bill Ong:             Okay. Thank you.

Operator:             Ladies and gentlemen, if there are any additional
                      questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

                      Gentlemen, I'm showing there are no further questions at this time. Please continue.

John Swenson:         Okay, this is John, again. Thanks everyone for joining us.
                      We'll be available here in Fremont the rest of the afternoon if there are any questions and we look forward to speaking with you next quarter. Bye.

Operator:             Ladies and gentlemen, this concludes the Asyst
                      Technologies First Quarter 2004 Financial Results conference call.

                      If you would like to listen to a replay of today's conference, you may dial 303-590-3000 and enter the access number of 545209. Once again, if you would like to listen to a replay of today's conference, you may dial 303-590-3000 and enter the access number of 545209.

                      Thank you for participating. You may now disconnect.

                                       END